Exhibit 10.4

STOCK PLEDGE AGREEMENT

This STOCK PLEDGE AGREEMENT, dated as of 15 April 2021 (as amended, supplemented, or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by and among Slinger Bag, Inc., a Nevada corporation (the “Pledgor”), in favor of SB Invesco LLC (the “Secured Party”).

BACKGROUND:

A. On the date hereof, the Secured Party has made and may make loans to the Pledger in an aggregate unpaid principal amount not exceeding Two Million Dollars ($2,000,000) (the “Loans”), evidenced by that certain Business Loan and Security Agreement of even date herewith (as amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”) made by the Pledgor and payable to the order of the Secured Party. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

B. This Agreement is given by the Pledgor in favor of the Secured Party to secure the payment and performance of all of the Obligations.

C. It is a condition to the obligations of the Secured Party to make the Loans under the Loan Agreement that the Pledgor execute and deliver this Agreement.

TERMS AND CONDITIONS:

NOW, THEREFORE, in consideration of the Background above and the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) Unless otherwise specified herein, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement.

(b) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.

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“Event of Default” has the meaning set forth in the Loan Agreement.

“Pledged Shares” means the shares of stock described in Schedule hereto and issued by the issuers named therein, and the certificates, instruments, and agreements representing the Pledged Shares and includes any securities or other interests, howsoever evidenced or denominated, received by the Pledger in exchange for or as a dividend or distribution on or otherwise received in respect of the Pledged Shares.

“Proceeds” means “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Shares, collections thereon, or distributions with respect thereto.

“Obligations” has the meaning set forth in the Loan Agreement.

“UCC” has the meaning set forth in the Loan Agreement.

2. Pledge. The Pledger hereby pledges, assigns, and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to all of its right, title, and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”):

(a) the Pledged Shares; and

(b) all Proceeds and products of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions, and replacements for, and profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty, or guaranty payable to the Pledger from time to time with respect to any of the foregoing.

3. Obligations. The Collateral secures the due and prompt payment and performance of Borrower’s (as defined in the Loan Agreement) Obligations.

4. Perfection of Pledge.

(a) The Pledger shall, from time to time, as may be required by the Secured Party with respect to all Collateral, promptly take all actions as may be requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, the Pledger shall promptly take all actions as may be requested from time to time by the Secured Party so that control of such Collateral is obtained and at all times held by the Secured Party. All of the foregoing shall be at the sole cost and expense of the Pledger.

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(b) The Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of the Pledgor where permitted by law. The Pledgor agrees to provide all information required by the Secured Party pursuant to this Section promptly to the Secured Party upon request.

5. Representations and Warranties. The Pledgor represents and warrants as follows:

(a) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable and subject to no options to purchase or similar rights. All information set forth in Schedule 1 relating to the Pledged Shares is accurate and complete.

(b) At the time the Collateral becomes subject to the lien and security interest created by this Agreement, the Pledgor will be the sole, direct, legal, and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option, or right of others except for the security interest created by this Agreement.

(c) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Obligations.

(d) The Pledgor has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Secured Party has control or possession of all or any part of the Collateral. Without limiting the foregoing, all certificates, agreements, or instruments representing or evidencing the Pledged Shares in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed undated instruments of transfer or assignment in blank.

6. Qjyidends and Voting Rights.

(a) The Secured Party agrees that unless an Event of Default shall have occurred and be continuing, the Pledgor may, to the extent the Pledgor has such right as a holder of the Pledged Shares, vote and give consents, ratifications, and waivers with respect thereto, except to the extent that, in the Secured Party’s reasonable judgment, any such vote, consent, ratification, or waiver would be inconsistent with or result in any violation of any provision of the Loan Agreement or this Agreement; provided, however, that the Pledgor shall not in any event exercise such rights in any manner which would reasonably be expected to have a Material Adverse Effect, and from time to time, upon request from the Pledgor, the Secured Party shall deliver to the Pledgor suitable proxies so that the Pledgor may cast such votes, consents, ratifications, and waivers.

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(b) The Secured Party agrees that the Pledgor may, unless an Event of Default shall have occurred and be continuing, receive and retain all cash dividends and other distributions with respect to the Pledged Shares.

7. further Assurances.

(a) The Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Secured Party therein against the claim of any person claiming against or through the Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Agreement shall remain in effect.

(b) The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, use reasonable efforts to obtain such agreements from third parties, and take all further action, that may be reasonably necessary or desirable, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection, or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

(c) The Pledgor will not, without providing at least thirty (30) days’ prior written notice to the Secured Party, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure (provided that an acquisition transaction shall not be considered a change of corporate structure), location of its chief executive office or its principal place of business, its Federal Taxpayer Identification Number or its organizational identification number. The Pledgor will, prior to any change described in the preceding sentence, take all actions reasonably requested by the Secured Party to maintain the perfection and priority of the Secured Party’s security interest in the Collateral.

8. Transfers and Other Liens. The Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign, or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit, or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein except as expressly provided for herein or with the prior written consent of the Secured Party.

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9. Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse, and collect all instruments made payable to the Pledgor representing any dividend, interest payment, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Secured Party shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

10. Secured Party May Perform. If the Pledgor fails to perform any obligation contained in this Agreement, or if any representation or warranty on the part of the Pledgor contained herein shall be breached, the Secured Party may itself perform, or cause performance of, such obligation, or remedy such breach, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor; provided that the Secured Party shall not be required to perform or discharge any obligation of the Pledgor. Neither the provisions of this Section 10 nor any action taken by the Secured Party pursuant to the provisions of this Section 10 shall prevent any such failure to observe any covenant contained in this Agreement or any breach of representation or warranty from constituting an Event of Default.

11. Reasonable Care. The Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Secured Party of any of the rights and remedies hereunder, shall relieve the Pledgor from the performance of any obligation on the Pledgor’s part to be performed or observed in respect of any of the Collateral.

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12. Remedies Upon Default.

(a) If any Event of Default shall have occurred and be continuing, the Secured Party may, without any other notice to or demand upon the Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate, or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to the Pledgor at its notice address as provided in its signature block ten (10) days prior to the date of such d isposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, the Secured Party may sell such Collateral on such terms and to such purchaser(s) as the Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, the Secured Party may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned, or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, the Pledgor waives all claims, damages, and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder. The Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. The Pledgor agrees that it would not be commercially unreasonable for the Secured Party to dispose of the Collateral or any portion thereof by utilizing internet sites that provide for the auction of assets of the type included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(b) If any Event of Default shall have occurred and be continuing, all rights of the Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 6(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 6(6), shall immediately cease, and all such rights shall thereupon become vested in the Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.

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(c) If any Event of Default shall have occurred and be continuing, any cash held by the Secured Party as Collateral and all cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by the Secured Party to the payment of expenses incurred by the Secured Party in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys’ fees, and the balance of such proceeds shall be applied or set off against all or any part of the Obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash Proceeds held by the Secured Party and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus. The Pledgor shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Obligations and the fees and other charges of any attorneys employed by the Secured Party to collect such deficiency.

(d) If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, the Pledgor agrees that, upon request of the Secured Party, the Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

13. No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 15), delay, indulgence, omission, or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

14. SECURITY INTEREST ABSOLUTE. The Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered, or other action taken in reliance hereon and all other demands and notices of any description. All rights of the Secured Party and liens and security interests hereunder, and all Obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any illegality or lack of validity or enforceability of any Secured Obligation or any related agreement or instrument;

(b) any change in the time, place, or manner of payment of, or in any other term of, the Obligations, or any rescission, waiver, amendment, or other modification of the Loan Agreement, this Agreement, or any other agreement, including any increase in the Obligations resulting from any extension of additional credit or otherwise;

(c) any taking, exchange, substitution, release, impairment, or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver, or other modification of any guaranty, for all or any of the Obligations;

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(d) any manner of sale, disposition, or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Obligations;

(e) any default, failure, or delay, willful or otherwise, in the performance of the Obligations;

(f) any defense, set-off, or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Pledger against the Secured Party; or

(g) any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by the Secured Party that might vary the risk of the Pledger or otherwise operate as a defense available to, or a legal or equitable discharge of, the Pledger or any other granter, guarantor, or surety.

15. [Intentionally omitted.]

16. [Intentionally omitted.]

17. Continuing Security Interest: Further Actions. This Agreement shall create a continuing first priority lien and security interest in the Collateral and shall (a) subject to Section 18, remain in full force and effect until payment and performance in full of the Obligations, (b) be binding upon the Pledger, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and assigns; provided that the Pledger may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party. Without limiting the generality of the foregoing clause (c), any assignee of the Secured Party’s interest in any agreement or document which includes all or any of the Obligations shall, upon assignment in accordance with Section 12(j) of the Loan Agreement, become vested with all the benefits granted to the Secured Party herein with respect to such Obligations.

18. Termination; Release. On the date on which all Loans and other Obligations have been paid and performed in full, the Secured Party will, at the request and sole expense of the Pledger, (a) duly assign, transfer, and deliver to or at the direction of the Pledger (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to the Pledger a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

Signature page follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SLINGER BAG, INC., as Pledgor

By

Name:	Mike Ballardie

Title:	CEO

Address for Notices:
2709 North Rolling Road
Suite 138
Windsor Mill, MD 21244

SB Invesco LLC, as Secured Party

By

Name:	D’avid L. Chessler

Title:	Manager

Address for Notices:
50 Central Avenue
Suite 800
Sarasota, FL 34236

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SCHEDULE 1

PLEDGED SHARES

Entity	Stock Certificate Number or Agreement pursuant to which the relevant entity was contributed to the Slinger Bag Group	Percent Owned by the Slinger Bag Group

Slinger Bag Americas Inc.	Assignment and Conveyance Agreement dated September 16, 2019 from Zehava Tepler to Slinger Bag Inc.	100

Slinger Bag Canada Inc.	Share Purchase Agreement dated October 31, 2019 from 2490585 Ontario Inc, to Slinger Bag Americas Inc.	100

Slinger Bag Ltd.	Share Transfer Agreement dated November 14, 2019 from Zehava Tepler to Slinger Bag Americas Inc.	100

Slinger Bag International (UK) Limited	Stock Certificate No. 2	100

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